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                                                                  Exhibit (5)(b)

                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

                                                                   March 2, 1993

The Glenmede Trust Company
229 South 18th Street
Philadelphia, Pennsylvania  19103

                  This letter is to confirm that the undersigned, The Glenmede Portfolios, a Massachusetts business trust (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust company (the "Advisor") have agreed that the Advisory Agreement between the Company and the Advisor dated June 5, 1992 (the "Agreement"), is herewith amended to provide that the Advisor shall be the advisor for the New Jersey Muni and Maryland Muni Portfolios on the terms and conditions contained in the Agreement.

                  If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of this Supplement.

                                                Very truly yours,

                                                THE GLENMEDE PORTFOLIOS

                                                By: /s/John W. Church, Jr.
                                                    ------------------------
                                                    John W. Church, Jr.
                                                    President

Accepted and Agreed to:

THE GLENMEDE TRUST COMPANY

By: /s/Mary Ann B. Wirts
    ----------------------------
    Authorized Signature